Exhibit 99.1

Trump Media and Technology Group Launches Truth API, a New Licensed Data Service for Financial Services Partners That Provides the Fastest Access to Truth Social's Most Influential Accounts

TMTG's first data-licensing product creates a new long-term recurring revenue stream for the company

SARASOTA, Fla., July 16, 2026 (GLOBE NEWSWIRE) -- Trump Media & Technology Group (TMTG) today announced Truth API, a new business-to-business data feed that provides licensed, real-time access to posts from the highest-ranking Truth Social accounts. TMTG anticipates that Truth API will be available to institutional customers beginning August 1, 2026. The company has already signed up customers ahead of the launch and is onboarding additional partners in the weeks ahead.

Until now, no official, integrated API has existed, and firms that prioritize tracking influential Truth posts have relied on manual monitoring. Truth API closes the gap for organizations that place a premium on immediate, verified access to information.

“Markets already move on Truth Social posts,” said Kevin McGurn, Interim Chief Executive Officer of TMTG. “Truth API delivers a direct, licensed, real-time feed of the platform’s most market-moving Truths while advancing our strategy to monetize proprietary assets through a high-margin, recurring revenue stream. As adoption grows, we expect Truth API to become a meaningful, ongoing source of revenue for the company, creating lasting value for shareholders.”

Truth API is designed for organizations most impacted by the cost of a delay in information. This includes high-frequency and algorithmic trading firms that require a low-latency, machine-readable feed rather than manual tracking.

Truth API uses familiar, industry-standard delivery methods to deliver Truth Social posts to our customers in milliseconds. It is expected to provide continuous 24/7 coverage and includes a historical archive of posts dating back to 2022.

Organizations interested in licensing the new service can reach TMTG's Truth Social Data Licensing team at licensing@tmediatech.com.

About Trump Media & Technology Group

The mission of TMTG is to end Big Tech's assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations; Truth+, a TV streaming platform focusing on family friendly live TV channels and on-demand content; and Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding TMTG's expectations for Truth API's revenue contribution, customer adoption, and timing of general availability. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including customer demand, competitive developments, and other risks described in TMTG's filings with the Securities and Exchange Commission. TMTG undertakes no obligation to update these statements except as required by law.

Investor Relations Contact

Shannon Devine
MZ Group | Partner, MZ North America
Email: shannon.devine@mzgroup.us

Media Contact
press@tmtgcorp.com